     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 2001

                                      REGISTRATION NOS. 333-      AND 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                   ZIONS BANCORPORATION                                         ZIONS FINANCIAL CORP.
                 (Exact name of registrant                                    (Exact name of registrant
               as specified in its charter)                                 as specified in its charter)

                           UTAH                                                       DELAWARE
               (State or other jurisdiction                                 (State or other jurisdiction
             of incorporation or organization)                            of incorporation or organization)

                           6712                                                         6099
               (Primary Standard Industrial                                 (Primary Standard Industrial
                Classification Code Number)                                  Classification Code Number)

                        87-0227400                                                   87-0676389
                     (I.R.S. Employer                                             (I.R.S. Employer
                  Identification Number)                                       Identification Number)

                                                                              C/O ZIONS BANCORPORATION
                ONE SOUTH MAIN, SUITE 1380                                   ONE SOUTH MAIN, SUITE 1380
                SALT LAKE CITY, UTAH 84111                                   SALT LAKE CITY, UTAH 84111
                      (801) 524-4787                                               (801) 524-4787
    (Address, including zip code, and telephone number,          (Address, including zip code, and telephone number,
 including area code, of registrant's principal executive     including area code, of registrant's principal executive
                         offices)                                                     offices)

                         ------------------------------

                               W. DAVID HEMINGWAY
                        INTERIM CHIEF FINANCIAL OFFICER
                              ZIONS BANCORPORATION
                           ONE SOUTH MAIN, SUITE 1380
                           SALT LAKE CITY, UTAH 84111
                                 (801) 524-4787
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                With a copy to:
                            STANLEY F. FARRAR, ESQ.
                              Sullivan & Cromwell
                       1888 Century Park East, Suite 2100
                         Los Angeles, California 90067
                                 (310) 712-6600
                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
                         ------------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________

    If this form is a post-effective amendment filed pursuant to
Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                             PROPOSED
                                                                        PROPOSED              MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE            MAXIMUM             AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED         OFFERING PRICE      OFFERING PRICE(2)   REGISTRATION FEE(2)
Fixed/Floating Rate Guaranteed Notes due
  May 15, 2011..............................     $200,000,000             100%             $200,000,000            $50,000
Zions Bancorporation's guarantees with
  respect to the notes(1)...................          N/A                  N/A                  N/A                  N/A
Total.......................................     $200,000,000             100%             $200,000,000            $50,000

(1) This registration statement is deemed to cover the guarantees by Zions Bancorporation of the notes, which guarantee the obligations of Zions Financial Corp. under the notes.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.
                         ------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION. DATED JULY 13, 2001.
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY STATE.

PROSPECTUS

                                  $200,000,000

                             ZIONS FINANCIAL CORP.

  Offer to exchange its Fixed/Floating Rate Guaranteed Notes due May 15, 2011, which have been registered under the Securities Act of 1933, for any and all of its outstanding Fixed/Floating Rate Guaranteed Notes due May 15, 2011

         Unconditionally guaranteed, to the extent described herein, by

                              ZIONS BANCORPORATION

       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
         NEW YORK CITY TIME, ON               , 2001, UNLESS EXTENDED.
                                ----------------

    We are offering to exchange up to $200,000,000 aggregate principal amount of our new Fixed/Floating Rate Guaranteed Notes due May 15, 2011, referred to herein as the new securities, which have been registered under the Securities Act of 1933, for any and all of our outstanding Fixed/Floating Rate Guaranteed Notes due May 15, 2011, referred to herein as the old securities.

    We issued the old securities on May 24, 2001 in a transaction not requiring registration under the Securities Act. We are offering you new securities, with terms substantially identical to those of the old securities, in exchange for old securities in order to satisfy our registration obligations from that previous transaction. If you fail to tender your old securities, you will continue to hold unregistered securities which you will not be able to transfer freely.

    We will exchange new securities for all old securities that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of old securities at any time prior to the expiration of the exchange offer. The exchange procedure is more fully described in "THE EXCHANGE OFFER--Procedures for Tendering" beginning on page 20.

    The only difference between the old securities and the new securities is that the new securities are not subject to transfer restrictions or entitled to exchange and registration rights. See "DESCRIPTION OF NEW SECURITIES" beginning on page 28 for more details on the terms of the new securities.

    The new securities, like the old securities, are unconditionally guaranteed, to the extent described herein, as to the payment of principal and interest by Zions Bancorporation. When we refer to new securities or old securities in this prospectus, we are including Zions Bancorporation's guarantees on the new securities and old securities, as the case may be.

    We will not receive any cash proceeds from the exchange offer.

    The exchange of old securities for new securities should not be a taxable event for United States federal income tax purposes. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" on page 37.

    No public market currently exists for the old securities. We do not intend to list the new securities on any securities exchange and, therefore, we do not anticipate that an active public market will develop.

    All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See "PLAN OF DISTRIBUTION" beginning on page 37.

    See "RISK FACTORS" on page 10 of this prospectus for a discussion of risks associated with the exchange of old securities for the new securities offered hereby.

                              --------------------

    THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                              --------------------

    THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY OTHER REGULATORY BODY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     Prospectus dated              , 2001.

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

Disclosure Regarding Forward-Looking Statements.............    2
Additional Information......................................    3
Incorporation of Certain Documents by Reference.............    4
Summary.....................................................    5
Risk Factors................................................   10
Zions Bancorporation........................................   11
Zions Financial Corp........................................   14
Regulatory Considerations...................................   15
Use of Proceeds.............................................   15
Capitalization..............................................   16
Ratios of Earnings to Fixed Charges.........................   17
Selected Historical Consolidated Financial Data.............   18
The Exchange Offer..........................................   19
Description of New Securities...............................   28
Description of Old Securities...............................   37
Certain Federal Income Tax Considerations...................   37
Plan of Distribution........................................   37
Validity of New Securities..................................   38
Experts.....................................................   38

                            ------------------------

                     NOTICE TO NEW HAMPSHIRE RESIDENTS ONLY

    NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus, including information incorporated by reference, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties, such as statements concerning:

    - changes in political and economic conditions;

    - competitive product and pricing pressures within our markets;

    - equity and fixed-income market fluctuations;

    - inflation and deflation;

    - acquisitions and integrations of acquired businesses;

    - technological changes;

    - changes in law;

    - changes in fiscal, monetary, regulatory, trade and tax policies and laws;

    - monetary fluctuations;

    - success in gaining regulatory approvals when required;

    - success in the timely development of new products and services;

    - interest rate fluctuations; and

    - consumer spending and savings habits.

    These forward-looking statements are generally accompanied by words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could" or "may," or other words that convey uncertainty of future events or outcome. Although we believe that these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. We do not undertake any obligation to update any forward-looking statements.

                             ADDITIONAL INFORMATION

    Zions Bancorporation files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our website at investor.zionsbancorporation.com or at the SEC's website at www.sec.gov. However, the information on our website does not constitute a part of this prospectus.

    We have filed with the SEC a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "registration statement") under the Securities Act with respect to the new securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits and the financial statements, notes and schedules filed as part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the SEC referred to above. Statements made in this prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the registration statement.

    You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address:

       Investor Relations
       Zions Bancorporation
       One South Main, Suite 1380
       Salt Lake City, Utah 84111
       Telephone (801) 524-4787

    No separate financial statements of Zions Financial Corp. have been included or incorporated by reference herein. We do not consider that such financial statements would be material to holders of the new securities because Zions Financial Corp. is a newly formed financing entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than issuing debt. See "ZIONS FINANCIAL CORP." In addition, we do not expect that Zions Financial Corp. will be filing reports under the Exchange Act with the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We incorporate into this prospectus by reference our annual report on Form 10-K for the year ended December 31, 2000, except for pages 2 through 36, inclusive, of Exhibit 13 (2000 Annual Report to Shareholders) and other exhibits attached to the Form 10-K, which do not constitute a part of this prospectus; our quarterly report on Form 10-Q for the quarter ended March 31, 2001; our current reports on Form 8-K dated May 14, 2001, April 16, 2001 and January 26, 2001; and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed. The information incorporated by reference in this prospectus as set forth above is considered to be part of this prospectus, and later information contained in this prospectus or filed with the SEC will modify and supersede this information. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    You should rely only on the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated herein by reference, is accurate as of any date other than that on the front of the document.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES, INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "ZIONS," "WE," "US" AND "OUR" REFER TO ZIONS BANCORPORATION, ZIONS FINANCIAL CORP. AND ZIONS BANCORPORATION'S SUBSIDIARIES.

                              ZIONS BANCORPORATION

    Zions Bancorporation, headquartered in Salt Lake City, Utah, is the largest financial holding company headquartered in the Rocky Mountain region. Zions has grown rapidly over the last seven years through continued penetration of existing markets and through the acquisition of profitable community banks in high economic growth markets. As of March 31, 2001, we had total assets of $23.5 billion, total deposits of $16.8 billion and total shareholders' equity of $2.1 billion. Through our banking subsidiaries, we operated 402 branches in the states of Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington as of March 31, 2001.

                             ZIONS FINANCIAL CORP.

    Zions Financial Corp., a wholly-owned subsidiary of Zions Bancorporation, is incorporated in Delaware. It functions as a financing entity for Zions Bancorporation and three banking subsidiaries of Zions Bancorporation by issuing debt guaranteed by Zions Bancorporation. Financial data for Zions Financial Corp. is combined for financial reporting purposes with Zions Bancorporation. This presentation reflects the limited function of Zions Financial Corp. and the unconditional guarantee by Zions Bancorporation of the obligations of Zions Financial Corp.

                              RECENT DEVELOPMENTS

    On April 16, 2001, Zions Bancorporation reacquired the minority interest in California Bank & Trust, or CB&T, that Zions Bancorporation had sold to management of CB&T and others when the acquisition of The Sumitomo Bank of California was completed in October 1998. In accordance with the valuation terms of the minority shareholder agreement entered into in 1998, Zions Bancorporation repurchased the minority stake for $66.0 million. At March 31, 2001, the book value of the minority interest in CB&T was $37.8 million.

    On May 11, 2001, Zions announced the appointment of David Blackford as Chairman, President and Chief Executive Officer of CB&T, and the retirement of Robert Sarver from that position. On June 29, 2001, Zions announced the resignation of Dale M. Gibbons as Chief Financial Officer of Zions Bancorporation and the appointment of W. David Hemingway to that position on an interim basis.

    On July 10, 2001, Zions Bancorporation and Minnequa Bancorp, Inc. entered into a merger agreement under which Minnequa Bank of Pueblo will merge with and into Zions' subsidiary Vectra Bank Colorado, National Association, or Vectra. The transaction is expected to close in the fourth quarter of 2001, subject to certain conditions.

                               THE EXCHANGE OFFER

    On May 24, 2001, we completed the private offering of $200 million aggregate principal amount of Fixed/Floating Rate Guaranteed Notes due May 15, 2011. As part of that offering, we entered into an exchange and registration rights agreement with the initial purchaser of the old securities in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old securities. Below is a summary of the exchange offer.

Terms of the offer........................  We are offering to exchange a like amount of new securities for our old securities in denominations of
                                            $1,000 in principal amount and multiples thereof. In
                                            order to be exchanged, an old security must be properly
                                            tendered and accepted. All old securities that are
                                            validly tendered and not withdrawn will be exchanged. As
                                            of the date of this prospectus, there are $200 million
                                            principal amount of old securities outstanding. We will
                                            issue new securities promptly after the expiration of
                                            the exchange offer.

Expiration date...........................  The exchange offer expires at 5:00 P.M., New York City
                                            time, on              , 2001, unless we extend the
                                            expiration date.

Procedures for tendering..................  To tender old securities, you must complete and sign a letter of transmittal in accordance with the
                                            instructions contained in it and forward it by mail,
                                            facsimile or hand delivery, together with any other
                                            documents required by the letter of transmittal, to the
                                            exchange agent, either with the old securities to be
                                            tendered or in compliance with the specified procedures
                                            for guaranteed delivery of old securities. Certain
                                            brokers, dealers, commercial banks, trust companies and
                                            other nominees may also effect tenders by book-entry
                                            transfer. Holders of old securities registered in the
                                            name of a broker, dealer, commercial bank, trust company
                                            or other nominee are urged to contact such person
                                            promptly if they wish to tender old securities pursuant
                                            to the exchange offer. See "THE EXCHANGE
                                            OFFER--Procedures for Tendering."

                                            Letters of transmittal and certificates representing old
                                            securities should not be sent to us. Such documents
                                            should only be sent to the exchange agent. Questions
                                            regarding how to tender and requests for information
                                            should be directed to the exchange agent. See "THE
                                            EXCHANGE OFFER--Exchange Agent."

Acceptance of old securities for exchange;
issuance of new securities................  Subject to the conditions stated in "THE EXCHANGE
                                            OFFER--Conditions to the Exchange Offer," we will accept
                                            for exchange any and all old securities which are
                                            properly tendered in the exchange offer before
                                            5:00 P.M., New York City time, on the expiration date.
                                            The new securities will be delivered promptly after the
                                            expiration date.

Interest payments on the new securities...  The new securities will bear interest from the most recent date to which interest has been paid on the old
                                            securities. If your old securities are accepted for
                                            exchange, then you will receive interest on the new
                                            securities and not on the old securities.

Withdrawal rights.........................  You may withdraw your tender at any time before
                                            5:00 P.M., New York City time, on the expiration date.

Conditions to the exchange offer..........  The exchange offer is subject to customary conditions.
                                            We may assert or waive these conditions in our sole
                                            discretion. If we materially change the terms of the
                                            exchange offer, we will resolicit tenders of the old
                                            securities. See "THE EXCHANGE OFFER--Conditions to the
                                            Exchange Offer" for more information.

Resales of new securities.................  Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued by the
                                            SEC to third parties, we believe that the new securities
                                            issued in the exchange offer may be offered for resale,
                                            resold or otherwise transferred by you without
                                            compliance with the registration and prospectus delivery
                                            requirements of the Securities Act as long as:

                                            - you are acquiring the new securities in the ordinary
                                              course of your business;

                                            - you are not participating, do not intend to
                                            participate and have no arrangement or understanding
                                              with any person to participate in a distribution of
                                              the new securities; and

                                            - you are not an "affiliate" of ours.

                                            You must represent that you meet the above three
                                            requirements if you wish to exchange old securities for
                                            new securities in the exchange offer.

                                            If you are an affiliate of ours or are engaged in or
                                            intend to engage in or have any arrangement or
                                            understanding with any person to participate in the
                                            distribution of the new securities:

                                            - you cannot rely on the applicable interpretations of
                                            the staff of the SEC; and

                                            - you must comply with the registration requirements of
                                            the Securities Act in connection with any resale
                                              transaction.

                                            Each broker or dealer that receives new securities for
                                            its own account in exchange for old securities that were
                                            acquired as a result of market-making or other trading
                                            activities must acknowledge that it will comply with the
                                            registration and prospectus delivery requirements of the
                                            Securities Act in connection with any offer to resell,
                                            resale or other transfer of the new securities issued in
                                            the exchange offer, including the delivery of a
                                            prospectus that contains information with respect to any
                                            selling holder required by the Securities Act in
                                            connection with any resale of the new securities.

                                            Furthermore, any broker-dealer that acquired any of its
                                            old securities directly from us:

                                            - may not rely on the applicable interpretation of the
                                            staff of the SEC; and

                                            - must also be named as a selling holder in connection
                                              with the registration and prospectus delivery
                                              requirements of the Securities Act relating to any
                                              resale transaction.

                                            See "THE EXCHANGE OFFER--Resales of New Securities."

Exchange agent............................  Chase Manhattan Bank and Trust Company, National
                                            Association, is serving as the exchange agent in
                                            connection with the exchange offer. The address and
                                            numbers of the exchange agent are listed under the
                                            heading "THE EXCHANGE OFFER--Exchange Agent."

Use of Proceeds...........................  We will not receive any proceeds from the issuance of new securities in the exchange offer. We will pay all
                                            expenses incident to the exchange offer. See "USE OF
                                            PROCEEDS" and "THE EXCHANGE OFFER--Fees and Expenses."

                               THE NEW SECURITIES

    The form and terms of the new securities are identical in all material respects to those of the old securities, except that transfer restrictions and registration rights applicable to the old securities do not apply to the new securities. The new securities will evidence the same debt as the old securities and will be governed by the same indenture. Where we refer to "securities" in this prospectus, we are referring to both the old securities and the new securities.

Issuer....................................  Zions Financial Corp.

Securities offered........................  Up to $200,000,000 aggregate principal amount of Fixed/
                                            Floating Rate Guaranteed Notes due May 15, 2011, which
                                            have been registered under the Securities Act.

Maturity date.............................  May 15, 2011.

Interest..................................  Zions Financial Corp. will pay interest on the securities semi-annually on May 15 and November 15 of
                                            each year, commencing November 15, 2001 at a rate of
                                            6.95% per annum through May 14, 2006. After May 14,
                                            2006, Zions Financial Corp. will pay interest on the
                                            securities at a rate equal to the then applicable United
                                            States dollar one-month LIBOR rate plus 2.86%.

Guarantees................................  The securities are unconditionally guaranteed by Zions
                                            Bancorporation as to the payment of principal and
                                            interest, to the extent described herein.

Ranking...................................  The securities are senior, unsecured obligations of
                                            Zions Financial Corp. The guarantees by Zions
                                            Bancorporation of the securities are its unsecured
                                            obligations subordinated in right of payment to all its
                                            senior debt and effectively subordinated to all existing
                                            and future debt and all other liabilities of its
                                            subsidiaries and, upon the occurrence of certain events
                                            of insolvency, effectively subordinated to the prior
                                            payment in full of its general obligations. As of
                                            March 31, 2001, the aggregate amount of Zions
                                            Bancorporation's outstanding senior debt and general
                                            obligations was approximately $358 million and the
                                            aggregate amount of debt and other liabilities of Zions
                                            Bancorporation's subsidiaries was approximately
                                            $20.8 billion.

Optional redemption.......................  The securities are not redeemable prior to May 15, 2006.
                                            The securities will be redeemable in whole or in part at
                                            the option of Zions Financial Corp. on or after May 15,
                                            2006 on any interest payment date at a redemption price
                                            equal to 100% of the principal amount of the securities
                                            being redeemed plus accrued but unpaid interest to the
                                            date of redemption.

Global security; book-entry system........  The new securities will be issued only in fully registered form without interest coupons and in minimum
                                            denominations of $1,000. The new securities will be
                                            evidenced by a global security deposited with the
                                            trustee for the new securities, as custodian for the
                                            Depository Trust Company ("DTC"). Beneficial interests
                                            in the global security will be shown on, and transfers
                                            of those beneficial interest can only be made through,
                                            records maintained by DTC and its participants. See
                                            "DESCRIPTION OF NEW SECURITIES--Form, Denomination,
                                            Transfer, Exchange and Book-Entry Procedures."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    We believe that the exchange of your old securities for new securities to be issued in connection with the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

                                  RISK FACTORS

    You should carefully consider the matters set forth under "RISK FACTORS" before you decide to tender your old securities.

                                  RISK FACTORS

    Before tendering old securities in the exchange offer, you should carefully review the information contained elsewhere in this prospectus and should particularly consider the following discussion on the risks involved.

YOU MAY HAVE DIFFICULTY SELLING THE OLD SECURITIES YOU DO NOT EXCHANGE.

    If you do not exchange your old securities for new securities in the exchange offer, you will continue to be subject to the restrictions on transfer of your old securities as described in the legend on the global security representing the old securities. There are restrictions on transfer of your old securities because we issued the old securities under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old securities if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any old securities not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered old securities registered under the Securities Act. In addition, the trading market, if any, for the remaining old securities will be adversely affected depending on the extent to which old securities are tendered and accepted in the exchange offer.

YOU MAY HAVE DIFFICULTY SELLING THE NEW SECURITIES BECAUSE THERE IS NO EXISTING TRADING MARKET FOR THEM.

    The new securities are being offered to the holders of the old securities, which were issued on May 24, 2001 primarily to a small number of institutional investors. There is no existing trading market for the new securities. We do not intend to apply for listing or quotation of the new securities on any exchange. Consequently, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although Goldman, Sachs & Co., the initial purchaser in the offering of the old securities, has informed us that it intends to make a market in the new securities, it is not obligated to do so and any market-making activity may be discontinued at any time without notice. As a result, the market price of the new securities could be adversely affected.

BROKER-DEALERS MAY NEED TO COMPLY WITH THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

    Any broker-dealer that (i) exchanges its old securities in the exchange offer for the purpose of participating in a distribution of the new securities or (ii) resells new securities that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new securities and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

YOU MAY NOT RECEIVE NEW SECURITIES IN THE EXCHANGE OFFER IF THE EXCHANGE OFFER PROCEDURE IS NOT FOLLOWED.

    We will issue the new securities in exchange for your old securities only if you tender the old securities and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old securities for exchange.

                              ZIONS BANCORPORATION

    Zions Bancorporation, headquartered in Salt Lake City, Utah, is the largest financial holding company headquartered in the Rocky Mountain region. Zions has grown rapidly over the last seven years through continued penetration of existing markets and through the acquisition of profitable community banks in high economic growth markets. As of March 31, 2001, we had total assets of $23.5 billion, total deposits of $16.8 billion and total shareholders' equity of $2.1 billion. Through our banking subsidiaries, we operated 402 branches in the states of Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington as of March 31, 2001.

    Our community banks differentiate themselves from the competition by providing a high level of service and responsiveness to customers, while offering the broader product array and more efficient cost structure usually associated with a much larger bank. Our banks operate with strong local management, substantial local decision-making authority and, in general, a localized brand quality. While executing our strategy to aggressively grow operations in our current markets and to opportunistically expand into high economic growth regions, we have continued to centralize back-office and staff functions for all of our subsidiary banks to improve operating efficiency and reduce administrative burden. We supplement our core community banking business by providing specialized financial services.

    We continued to grow in 2000, expanding the geographic scope of our operations, while at the same time achieving record financial performance. In 2000, operating cash earnings, or earnings per share before amortization of goodwill and core deposit intangible assets and merger expenses, increased to $281.4 million, or $3.23 per diluted share, an increase of 15.9% and 14.1% over the same amounts for 1999. Net income per diluted share decreased to $1.86 in 2000, down 17.7%, over net income per diluted share for 1999. In addition, our return on average common equity and operating cash return on average common equity were 9.65% and 27.40%, respectively, for 2000, compared to 12.42% and 26.77%, respectively, for 1999. For the first quarter of 2001, we achieved net income of $73.5 million or $0.82 per diluted share before merger-related charges of $1.6 million ($0.02 per share) and nonrecurring charges related to the reclassification of investment securities and the related cumulative effect of a change in accounting principle totaling $7.2 million ($0.08 per share). This represented an increase of 28.9% and 24.2%, respectively, over the comparable $57.0 million or $0.66 earned in the first quarter of 2000. Net income for the first quarter of 2001 was $64.7 million or $0.72 per diluted share compared to a net loss of $28.5 million or $0.33 per share for the first quarter of 2000. The net loss for the first quarter of 2000 included $85.5 million in after-tax charges ($0.99 per share) related to our terminated merger with First Security Corporation, including a write down to market value of our investment in First Security Corporation common stock. Operating cash earnings for the quarter were $81.9 million or $0.92 per diluted share, an increase of 26.4% and 22.7%, respectively, over the $64.8 million or $0.75 per diluted share earned in the first quarter of 2000.

ZIONS' BANKING SUBSIDIARIES

    Zions' banks provide a wide variety of commercial and retail banking and mortgage-lending financial services. Commercial loans, lease financing, cash management, lockbox, customized draft processing and other special financial services are provided for business and other commercial banking customers. A wide range of personal banking services are provided to individuals, including bankcard, student and other installment loans and home equity lines of credit, checking accounts, savings accounts, time certificates of various types and maturities, trust services and safe deposit facilities. In addition, direct deposit of payroll, social security and various other government checks are offered. Automated teller machines provide 24-hour access and availability to customers' accounts and to many consumer banking services through statewide, regional and nationwide ATM networks. Customer transactions are processed through Zions' ATMs, point-of-sale terminals and ATMs operated by other financial institutions.

    The following table sets forth, as of March 31, 2001, and with respect to each state in which Zions operates banking subsidiaries, the total number of traditional branches, the total number of grocery store banking centers, the total number of branches, including the number of grocery store banking centers, and the amount of deposits:

                                   TRADITIONAL    GROCERY STORE
STATE                               BRANCHES     BANKING CENTERS   TOTAL BRANCHES      DEPOSITS
-----                              -----------   ---------------   --------------   --------------
                                                                                    (IN MILLIONS)
Utah.............................       80              45               125            $ 4,206
Nevada...........................       29              31                60              2,074
Arizona..........................       41              --                41              1,719
Idaho............................       17               4                21                233
Colorado.........................       49               4                53              1,415
California.......................      100              --               100              6,858
New Mexico.......................        1              --                 1                 20
Washington.......................        1              --                 1                373
                                       ---              --               ---            -------
  Total..........................      318              84               402             16,898
                                       ===              ==               ===            =======

    The following tables set forth, as of or for the year ended December 31, 2000 and as of or for the quarter ended March 31, 2001, specified financial and other information with respect to each of Zions' six community banking subsidiaries--Zions First National Bank, or ZFNB, CB&T, Nevada State Bank, or NSB, National Bank of Arizona, or NBA, Vectra and The Commerce Bank of Washington, or Commerce:

DECEMBER 31, 2000                               ZFNB       CB&T       NSB        NBA       VECTRA    COMMERCE
-----------------                             --------   --------   --------   --------   --------   ---------
                                                                   (DOLLARS IN MILLIONS)
CONSOLIDATED STATEMENT OF INCOME DATA:
  Net interest income.......................   $227.1     $297.2     $101.7     $ 92.3     $ 89.1      $20.0
  Noninterest income........................    152.0       43.6       23.5       14.1       20.2        1.5
  Noninterest expense(1)....................    219.2      183.6       74.2       50.4       72.5        8.8
  Cash earnings(1)..........................    107.4       92.9       27.5       32.0       18.3        7.9
  Net income................................    104.4       74.1       22.8       30.2        5.8        7.9
CONSOLIDATED BALANCE SHEET DATA:
  Loans(2)..................................   $4,885     $4,856     $1,383     $1,489     $1,475      $ 242
  Total assets..............................    8,095      6,953      2,374      1,944      2,156        553
  Deposits..................................    4,173      5,589      1,993      1,551      1,385        405

MARCH 31, 2001                                  ZFNB       CB&T       NSB        NBA       VECTRA    COMMERCE
--------------                                --------   --------   --------   --------   --------   ---------
                                                                   (DOLLARS IN MILLIONS)
CONSOLIDATED STATEMENT OF INCOME DATA:
  Net interest income.......................   $ 69.3     $ 71.3     $ 27.7     $ 24.2     $ 21.6      $5.4
  Noninterest income........................     64.4       33.1        6.3        3.6        5.7       0.4
  Noninterest expense(1)....................     67.3       52.7       19.9       14.4       18.9       2.4
  Cash earnings(1)..........................     35.5       29.0        7.1        7.8        3.6       2.1
  Net income................................     34.3       24.7        6.8        7.4        0.6       2.1
CONSOLIDATED BALANCE SHEET DATA:
  Loans(2)..................................   $5,197     $5,579     $1,365     $1,520     $1,514      $241
  Total assets..............................    8,735      8,203      2,406      2,178      2,247       532
  Deposits..................................    4,439      6,858      2,074      1,719      1,435       373

------------------------

(1) Before amortization of goodwill and core deposit intangible assets and merger expenses.

(2) Net of unearned income and fees, net of related costs.

    ZFNB, based in Utah, has developed special packages of financial services designed to meet the financial needs of particular market niches. ZFNB has also established a private banking group to service the financial needs of wealthy individuals, an executive banking program to service the needs of corporate executives of commercial clients, and an affinity program which offers discounted financial services to employees of commercial accounts on a group basis. ZFNB has also developed a series of products geared to the lower-income customer, including the flex loan, which is a low-income personal loan, and several low-income housing programs.

    ZFNB offers an electronic bill paying service activated through a touch tone telephone. Home banking products are available on the VISA-Registered Trademark- platform, using Quicken-Registered Trademark-, Microsoft Money-Registered Trademark- and Macintosh-Registered Trademark-personal financial management software programs, and over the Internet, which allows retail customers to use home computers to access and transfer account balances, pay bills and maintain and reconcile accounts. ZFNB also electronically delivers benefits for the state of Utah through the use of an electronic card system "Utah Horizon EBT" at statewide merchant locations. "Reddi-Banker", an interactive video banking platform, allows customers to obtain product information, open deposit accounts, obtain loans, buy insurance and purchase investment products.

    Zions Bank Capital Markets group is one of only 26 primary United States government securities dealers and the only primary dealer headquartered west of the Mississippi River. Its customer base is comprised of global institutions such as major corporations, banks, insurance companies, municipalities and foreign central banks. Zions is also a major underwriter and distributor of municipal securities, federal agency securities and specialized securities such as the government-guaranteed portions of SBA loans. Zions Bank Capital Markets group provides executable quotes on odd-lot government and agency securities via Bloomberg and the Internet. Zions also provides financial advisory services to municipalities and other public entities.

    Through Zions Small Business Finance division, ZFNB provides SBA 7(a) loans to small businesses throughout the United States. ZFNB's SBA 504 department works with certified development companies and correspondent banks throughout the country, providing the nation's largest source of secondary market financing for this loan program. Zions Agricultural Finance division specializes in originating, underwriting and servicing long-term farm and ranch loans.

    ZFNB provides correspondent banking services such as cash letter processing, wire services, federal funds facilities and loan participations. ZFNB's International Banking Department issues letters of credit and handles foreign exchange transactions for customers, but it does not take a trading position in foreign exchange. ZFNB's Grand Cayman branch accepts Eurodollar deposits from qualified customers.

    ZFNB, NSB, NBA, CB&T and Vectra have established trust divisions. Clients in Utah, Idaho, Nevada, Arizona, California and Colorado are offered a variety of fiduciary services ranging from the administration of estates and trusts to the management of funds held under pension and profit sharing plans. They also offer custodian, portfolio, and management services. The trust division of ZFNB also acts as fiscal and payment agent, transfer agent, registrar and trustee under corporate and trust indentures for corporations, governmental bodies and public authorities.

OTHER SUBSIDIARIES

    Zions remains recognized as a leader in providing trust solutions to the world of online commerce. Zions' subsidiary Digital Signature Trust Co., or DST, won important contracts during the year, particularly in the federal government arena. DST became the first vendor certified as operationally prepared to offer digital certificate services to the federal government under the General Services Administration's Access Certificates for Electronic Services, or ACES, program. DST has, to date, won the largest share of the contracts awarded under the ACES program, including contracts with the Environmental Protection Agency, the Federal Emergency Management

Agency, the Department of Veterans Affairs and a major contract with the Social Security Administration to implement online wage and tax reporting for the nation's employers. DST also won contracts from the states of Washington and Utah for state government initiatives and, in the private sector, DST was selected by VISA-Registered Trademark- as a provider of certificate services for the VISA Access smart card program. Together with the American Bankers Association, DST has introduced the TrustID-Registered Trademark- certificate, an inter-operable online identification and encryption product which is available to banks throughout the United States.

    Zions conducts various other bank-related business activities through its subsidiaries. Zions Credit Corporation, a subsidiary of ZFNB, engages in lease origination and servicing operations primarily in Utah, Nevada, and Arizona. Zions Investment Securities, Inc., also a subsidiary of ZFNB, provides discount investment brokerage services on a nonadvisory basis to both commercial and consumer customers and conducts municipal revenue bond underwriting activities. Personal investment officers employed by the discount brokerage subsidiary in many larger branch offices provide customers with a wide range of investment products, including municipal bonds, mutual funds and tax-deferred annuities. Three venture capital companies owned by Zions provide early-stage capital, primarily for start-up companies located in the west.

    Zions Life Insurance Company underwrites, as reinsurer, credit-related life and disability insurance. Zions Insurance Agency, Inc. operates an insurance brokerage business which administers various credit-related insurance programs in Zions' subsidiaries and sells general lines of insurance. Zions' insurance subsidiaries offer customers a full range of insurance products through licensed agents. The products include credit life products, collateral protection products, life policies, homeowners policies, property and casualty policies, and commercial business owner type policies. Zions Management Services Company provides administrative, data processing and other services to other subsidiaries of Zions.

                             ZIONS FINANCIAL CORP.

    Zions Financial Corp., a wholly-owned subsidiary of Zions Bancorporation, is incorporated in Delaware. It functions as a financing entity for Zions Bancorporation and three banking subsidiaries of Zions Bancorporation by issuing debt guaranteed by Zions Bancorporation. Financial data for Zions Financial Corp. is combined for financial reporting purposes with Zions Bancorporation. This presentation reflects the limited function of Zions Financial Corp. and the guarantee by Zions Bancorporation of the obligations of Zions Financial Corp.

                           REGULATORY CONSIDERATIONS

    Zions Financial Corp. and Zions Bancorporation are legal entities separate and distinct from Zions' banking subsidiaries. However, Zions Bancorporation's principal source of cash revenues are payments of interest and dividends from these banking subsidiaries. There are various legal and regulatory limitations on the extent to which these banking subsidiaries can finance or otherwise supply funds to Zions Bancorporation and its other affiliates.

    For Zions' national bank subsidiaries, the prior approval of the Comptroller of the Currency is required if the total of all dividends declared in any calendar year exceeds its net earnings for that year combined with its retained net earnings less dividends paid for the preceding two calendar years. Additionally, these banking subsidiaries may not declare dividends in excess of net profits on hand, after deducting the amount by which the principal amount of all loans on which interest is past due for a period of six months or more exceeds the reserve for credit losses. Under the first and currently more restrictive of the federal dividend limitations, Zions' national bank subsidiaries (ZFNB, NBA, Vectra and Commerce) had approximately $78.5 million available for the payment of dividends as of December 31, 2000. The payment of dividends is also limited by minimum capital requirements imposed on banks. Zions' banking subsidiaries exceed these minimum requirements. The ability of a state non-member bank to pay dividends is subject to restrictions imposed by banking regulations under state law similar to restrictions described above. Under their respective regulatory frameworks, NSB and CB&T had approximately $24.5 million and $0 available, respectively, for the payment of dividends as of December 31, 2000 without the approval of their respective state regulatory bodies. Zions' banking subsidiaries declared dividends to Zions Bancorporation of approximately $163.0 million in 2000, $109.9 million in 1999, $210.9 million in 1998 and approximately $40.4 million in the first quarter of 2001.

                                USE OF PROCEEDS

    Neither Zions Financial Corp. nor Zions Bancorporation will receive cash proceeds from the issuance of the new securities offered hereby. In consideration for issuing the new securities in exchange for old securities as described in this prospectus, Zions Financial Corp. will receive old securities of like principal amount. The old securities surrendered in exchange for the new securities will be retired and canceled.

    The proceeds to Zions Financial Corp. from the sale of the old securities were approximately $200 million (prior to deducting discounts, commissions and offering expenses). Zions Financial Corp. used the net proceeds from that offering to make loans to three banking subsidiaries of Zions Bancorporation. These subsidiaries are using the proceeds of these loans for general corporate purposes, including funding acquisitions of banks or financial businesses, products or technologies. The precise amounts and time of the application of proceeds will depend upon the funding requirements of these subsidiaries.

                                 CAPITALIZATION

    The following table sets forth our actual consolidated capitalization as of March 31, 2001 and as adjusted giving effect to the issuance of the old securities on May 24, 2001 and the issuance of the new securities in the exchange offer described in this prospectus. The issuance of the new securities in the exchange offer will have no effect on our consolidated capitalization. You should read this table in conjunction with the more detailed information, including our consolidated financial statements and related notes, included or incorporated by reference in this prospectus.

                                                                AS OF MARCH 31, 2001
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS,
                                                                 EXCEPT SHARE DATA)
Federal Home Loan Bank advances and other borrowings over
  one year..................................................  $  163,661   $  163,661
                                                              ----------   ----------
Long-term debt:
  Other long-term debt......................................     448,843      448,843
  Fixed/Floating Rate Guaranteed Notes due May 15, 2011.....          --      200,000
                                                              ----------   ----------
    Total long-term debt....................................     448,843      648,843
Shareholders' equity(1):
  Capital stock:
    Preferred stock, without par value; authorized 3,000,000
      shares; issued and outstanding, none..................          --           --
    Common stock, without par value; authorized 200,000,000
      shares(2); issued and outstanding 92,060,315 shares
      and 92,060,315 shares.................................   1,111,202    1,111,202
  Accumulated other comprehensive income (loss).............      57,985       57,985
  Retained earnings.........................................     946,867      946,867
                                                              ----------   ----------
    Total shareholders' equity..............................   2,116,054    2,116,054
                                                              ----------   ----------
      Total capitalization..................................  $2,728,558   $2,928,558
                                                              ==========   ==========

------------------------

(1) Does not include, as of March 31, 2001, (1) 5,229,141 shares of Zions Bancorporation common stock issuable upon exercise of outstanding options or
    (2) 3,438,238 shares of Zions Bancorporation common stock reserved for issuance pursuant to future option grants under Zions Bancorporation's stock option plans.

(2) On April 25, 2001, the number of authorized shares of Zions Bancorporation common stock was increased to 350,000,000.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth certain information regarding our ratios of earnings to fixed charges. Fixed charges represent interest expense, a portion of rent expense representative of interest, trust-preferred securities expense and amortization of debt issuance costs.

                                           THREE MONTHS
                                        ENDED MARCH 31,(1)                   YEAR ENDED DECEMBER 31,(1)
                                      -----------------------   ----------------------------------------------------
                                        2001         2000(1)    2000(1)      1999       1998       1997       1996
                                      --------       --------   --------   --------   --------   --------   --------
Zions and its subsidiaries:
  Excluding interest on deposits....    2.79           2.30       2.32       2.67       2.87       2.51       3.52
  Including interest on deposits....    1.57           1.46       1.46       1.49       1.45       1.56       1.69

------------------------

(1) For the year ended December 31, 2000 and the three months ended March 31, 2000, earnings used in the calculation of the ratios excludes the impairment loss on First Security Corporation common stock of $96.9 million and merger-related expenses of $41.5 million, mainly related to the terminated First Security Corporation merger.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data for the five-year period ended December 31, 2000 and the three-month periods ended March 31, 2001 and March 31, 2000 are derived from and qualified by reference to our consolidated financial statements. You should read these data in conjunction with the financial statements, related notes and other financial information included or incorporated by reference in this prospectus. See "ADDITIONAL INFORMATION."

                                                                                                                 THREE MONTHS
                                                                     YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                                       ----------------------------------------------------   -------------------
                                                         1996       1997       1998       1999       2000       2000       2001
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:
Interest income.....................................   $ 536.9    $ 717.0    $1,032.8   $1,359.3   $1,626.2   $ 379.6    $ 406.9
Interest expense....................................     239.8      347.4       458.9      617.8      822.8     188.6      191.1
                                                       -------    -------    --------   --------   --------   -------    -------
  Net interest income...............................     297.1      369.6       573.9      741.5      803.4     191.0      215.8
Provision for loan losses...........................       4.8        5.9        14.0       18.0       31.8       5.3       12.8
                                                       -------    -------    --------   --------   --------   -------    -------
  Net interest income after provision for loan
    losses..........................................     292.3      363.7       559.9      723.5      771.6     185.7      203.0
Noninterest income..................................     117.5      148.3       210.2      266.5      192.1     (36.3)     111.8
Noninterest expense.................................     239.8      312.9       556.7      681.5      720.8     200.3      203.4
                                                       -------    -------    --------   --------   --------   -------    -------
Income (loss) before income taxes (benefit).........     170.0      199.1       213.4      308.5      242.9     (50.9)     111.4
Income taxes (benefit)..............................      57.2       67.7        69.6      109.5       79.7     (22.0)      41.1
                                                       -------    -------    --------   --------   --------   -------    -------
Income (loss) before minority interest and
  cumulative effect of change in accounting
  principle.........................................     112.8      131.4       143.8      199.0      163.2     (28.9)      70.3
Minority Interest...................................        --         --         0.4        4.9        1.5      (0.4)      (1.6)
Income (loss) before cumulative effect of change in
  accounting principle..............................   $ 112.8    $ 131.4    $  143.4   $  194.1   $  161.7   $ (28.5)   $  71.9
Cumulative effect of change in accounting principle,
  adoption of FASB Statement No. 133, net of income
  tax benefit of $4.5...............................        --         --          --         --         --        --       (7.2)
                                                       -------    -------    --------   --------   --------   -------    -------
Net income (loss)...................................   $ 112.8    $ 131.4    $  143.4   $  194.1   $  161.7   $ (28.5)   $  64.7
                                                       =======    =======    ========   ========   ========   =======    =======
Operating cash earnings(1)..........................   $ 115.0    $ 138.3    $  194.4   $  242.8   $  281.4   $  64.8    $  81.9
                                                       =======    =======    ========   ========   ========   =======    =======
Net income (loss) per common share (diluted)........   $  1.69    $  1.92    $   1.75   $   2.26   $   1.86   $ (0.33)   $  0.72
Operating cash earnings per common share
  (diluted)(1)......................................      1.73       2.03        2.37       2.83       3.23      0.75       0.92
Weighted-average common and common-equivalent shares
  outstanding during the year (in thousands)........    66,547     68,258      81,918     85,695     87,120    86,459     89,495
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Loans(2)............................................   $ 3,942    $ 5,463    $ 11,219   $ 12,791   $ 14,378   $13,124    $15,487
Total assets........................................     7,353     10,794      18,050     20,281     21,939    20,997     23,548
Deposits............................................     5,301      7,830      14,221     14,062     15,070    14,585     16,845
Total shareholders' equity..........................       569        857       1,453      1,660      1,779     1,586      2,116
OTHER DATA:
Return on average assets............................      1.58%      1.35%       1.00%      0.97%      0.74%    (0.54)%     1.19%
Operating cash return on average assets(1)..........      1.62       1.45        1.41       1.26       1.34      1.26       1.55
Return on average common equity.....................     21.54      19.40       10.98      12.42       9.65     (6.91)     13.94
Operating cash return on average common equity(1)...     23.36      25.40       26.56      26.77      27.40     26.14      26.65
Efficiency ratio....................................     56.50      59.33       70.10      66.55      64.91     78.42      61.18
Operating cash efficiency ratio(1)..................     55.96      57.99       61.32      60.33      57.46     58.52      57.52
Net interest margin.................................      4.69       4.29        4.56       4.31       4.27      4.14       4.59
Nonperforming assets to net loans and leases and
  nonperforming assets..............................      0.36       0.31        0.58       0.58       0.49      0.59       0.53
Allowance for loan losses to nonperforming loans....    546.81     655.59      354.94     310.87     320.69    287.85     301.83
Allowance for loan losses to net loans and leases...      1.95       1.62        1.89       1.60       1.36      1.52       1.43
Tier 1 leverage.....................................      8.91       6.92        5.91       6.16       6.38      5.73       7.33
Tier 1 risk-based capital...........................     14.36      11.96        8.40       8.64       8.53      8.04       9.05
Total risk-based capital............................     16.71      13.85       11.34      11.29      10.83     10.63      11.31
Total branches......................................       153        241         345        362        373       361        402

------------------------------

(1) Before amortization of goodwill and core deposit intangible assets and merger expenses, the impairment loss on First Security Corporation common stock and the cumulative effect of adoption of FASB Statement No. 133.

(2) Net of unearned income and fees, net of related costs.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    In connection with the sale of the old securities, we entered into an exchange and registration rights agreement with the initial purchaser of the old securities, pursuant to which we agreed to file and to use our best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old securities for the new securities. We are making the exchange offer to fulfill our contractual obligations under the agreement. A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

    Pursuant to the exchange offer, Zions Financial Corp. will issue the new securities in exchange for old securities and Zions Bancorporation will concurrently issue its guarantees on the new securities in exchange for the guarantees on the old securities. The new securities and the guarantees thereon are registered together on one registration statement.

    The form and terms of the new securities are the same as the form and terms of the old securities, except that the new securities (i) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old securities and (ii) will not have registration rights or provide for any increase in the interest rate related to the obligation to register. See "DESCRIPTION OF NEW SECURITIES" and "DESCRIPTION OF OLD SECURITIES" for more information on the terms of the respective securities and the differences between them.

    We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old securities in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term "holder" with respect to the exchange offer means any person in whose name the old securities are registered on the books of Zions Financial Corp. or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old securities are held of record by DTC who desires to deliver such old securities by book-entry transfer at DTC.

    We make no recommendation to the holders of old securities as to whether to tender or refrain from tendering all or any portion of their old securities pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old securities must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old securities to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

TERMS OF THE EXCHANGE

    Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old securities which are properly tendered on or before the expiration date and not withdrawn as permitted below. As of the date of this prospectus, $200 million aggregate principal amount of the old securities is outstanding. This prospectus, together with the letter of
transmittal, is first being sent on or about       , 2001 to all holders of old
securities known to us. Old securities tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

    Our acceptance of the tender of old securities by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

EXPIRATION, EXTENSION AND AMENDMENT

    The expiration date of the exchange offer is 5:00 P.M., New York City time,
on       , 2001. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date. The term "expiration date" as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old securities by giving oral or written notice of an extension to the holders of old securities as described below. During any extension period, all old securities previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old securities not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

    Our obligation to accept old securities for exchange in the exchange offer is subject to the conditions described below under "--Conditions to the Exchange Offer." We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old securities not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old securities as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old securities, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the you have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 A.M., New York City time on that date.

PROCEDURES FOR TENDERING

VALID TENDER

    Except as described below, a tendering holder must, prior to 5:00 P.M. New York City time on the expiration date, transmit to Chase Manhattan Bank and Trust Company, the exchange agent, at the address listed below under the heading "--Exchange Agent":

    - a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

    - if notes are tendered in accordance with the book-entry procedures listed below, an agent's message.

    In addition, you must:

    - deliver certificates, if any, for the old securities to the exchange agent on or before the expiration date; or

    - deliver a timely confirmation of book-entry transfer of the old securities into the exchange agent's account at the DTC, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

    - comply with the guaranteed delivery procedures described below.

    The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

    If the letter of transmittal is signed by a person other than the registered holder of old securities, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old securities must be endorsed or accompanied by appropriate powers of attorney. In either case, the old securities must be signed exactly as the name of any registered holder appears on the old securities.

    If the letter of transmittal or any old securities or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

    By tendering, each holder will represent to us that, among other things, the new securities are being acquired in the ordinary course of business of the person receiving the new securities, whether or not that person is the holder and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new securities. In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the new securities.

    The method of delivery of old securities, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or old securities to us.

    If you are a beneficial owner whose old securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the old securities by causing DTC to transfer the old securities into the exchange agent's account.

SIGNATURE GUARANTEES

    Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old securities surrendered for exchange are tendered:

    - by a registered holder of the old securities who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

    - for the account of an "eligible institution."

    If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account for the old securities at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old securities by causing DTC to transfer those old securities into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. The participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old securities into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

    Delivery of new securities issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

    - be transmitted to and received by the exchange agent at the address listed below under "--Exchange Agent" on or prior to the expiration date; or

    - comply with the guaranteed delivery procedures described below.

    Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY

    If a registered holder of old securities desires to tender the old securities, and the old securities are not immediately available, or time will not permit the holder's old securities or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

    - the tender is made through an eligible institution;

    - prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

       1. stating the name and address of the holder of old securities and the amount of old securities tendered,

       2.  stating that the tender is being made, and

       3. guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered old securities, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    - the certificates for all physically tendered old securities, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

DETERMINATION OF VALIDITY

    We will determine in our sole discretion all questions as to the validity, form and eligibility of old securities tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old security not properly tendered or of which our acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old security either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old security either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old securities must be cured within a reasonable period of time.

    Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old securities. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

ACCEPTANCE OF OLD SECURITIES FOR EXCHANGE; ISSUANCE OF NEW SECURITIES

    Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration date, all old securities properly tendered. We will issue the new securities promptly after acceptance of the old securities. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old securities for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

    In all cases, issuance of new securities for old securities will be made only after timely receipt by the exchange agent of:

    - certificates for the old securities, or a timely book-entry confirmation of the old securities, into the exchange agent's account at the book-entry transfer facility;

    - a properly completed and duly executed letter of transmittal; and

    - all other required documents.

    Unaccepted or non-exchanged old securities will be returned without expense to the tendering holder of the old securities. In the case of old securities tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old securities will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after the expiration or termination of the exchange offer. For each old security accepted for exchange, the holder of the old security will receive a new security having a principal amount equal to that of the surrendered old security.

INTEREST PAYMENTS ON THE NEW SECURITIES

    The new securities will bear interest from the most recent date to which interest has been paid on the old securities. Accordingly, registered holders of new securities on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Old securities accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old securities whose old securities are accepted for exchange will not receive any payment for accrued interest on the old securities otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old securities.

WITHDRAWAL RIGHTS

    Tenders of old securities may be withdrawn at any time before 5:00 P.M., New York City time, on the expiration date.

    For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under "--Exchange Agent" before 5:00 P.M., New York City time, on the expiration date. Any notice of withdrawal must:

    - specify the name of the person, referred to as the depositor, having tendered the old securities to be withdrawn;

    - identify the old securities to be withdrawn, including the certificate number or numbers and principal amount of the old securities;

    - contain a statement that the holder is withdrawing his election to have the old securities exchanged;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old securities were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old securities register the transfer of the old securities in the name of the person withdrawing the tender; and

    - specify the name in which the old securities are registered, if different from that of the depositor.

    If certificates for old securities have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old securities have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old securities.

    Any old securities properly withdrawn will be deemed not to have been validly tendered for exchange. No new securities will be issued unless the old securities so withdrawn are validly re-tendered. Properly withdrawn old securities may be re-tendered by following the procedures described under "--Procedures for Tendering" above at any time on or before 5:00 P.M., New York City time, on the expiration date.

    We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old securities for any new securities, and, as described below, may terminate the exchange offer (whether or not any old securities have been accepted for exchange) or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

    - there shall occur a change in the current interpretation by the staff of the SEC which permits the new securities issued pursuant to the exchange offer in exchange for old securities to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new securities are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of the new securities;

    - any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

    - any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

    - a banking moratorium shall have been declared by United States federal or Utah or New York State authorities which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

    - trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

    - a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer; or

    - any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old securities or the new securities; which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

    If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer (whether or not any old securities have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. See "--Expiration, Extension and Amendment" above.

RESALES OF NEW SECURITIES

    Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that new securities issued in the exchange offer in exchange for old securities may be offered for resale, resold or otherwise transferred by holders of the old securities without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

    - the new securities are acquired in the ordinary course of the holders' business;

    - the holders have no arrangement or understanding with any person to participate in the distribution of the new securities; and

    - the holders are not "affiliates" of ours within the meaning of Rule 405 under the Securities Act.

    However, the SEC has not considered the exchange offer in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old securities for new securities will be required to represent that it meets the above three requirements.

    Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new securities or any broker-dealer who purchased old securities directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

    - cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

    - will not be permitted or entitled to tender the old securities in the exchange offer; and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    Each broker-dealer that receives new securities for its own account in exchange for old securities must acknowledge that the old securities were acquired by it as a result of market-making activities or other trading activities and agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "PLAN OF DISTRIBUTION."

    In addition, to comply with state securities laws, the new securities may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new securities to "qualified institutional buyers," as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new securities in any state where an exemption from registration or qualification is required and not available.

EXCHANGE AGENT

    We have appointed Chase Manhattan Bank and Trust Company, National Association, as the exchange agent for the exchange offer. Delivery of the letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

    - if by registered or certified mail, by hand or by overnight courier, to:

           Chase Manhattan Bank and Trust Company, National Association c/o The Chase Manhattan Bank Corporate Trust Services
           Attention: Mr. Frank Ivins [Confidential]
           2001 Bryan Street, 9th Floor
           Dallas, Texas 75202

           Confirm by telephone: (214) 468-6464

    - if by facsimile, to (214) 468-6494, Attention: Mr. Frank Ivins [Confidential].

    If you deliver the letter of transmittal to an address other than the address indicated above, or transmit instructions via facsimile to any number other than the facsimile number indicated above, then your delivery or transmission will not be valid.

FEES AND EXPENSES

    We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old securities, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

    Holders who tender their old securities for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new securities are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old securities tendered, or if a transfer tax is imposed for any reason other than the exchange of old securities in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                         DESCRIPTION OF NEW SECURITIES

    We issued the old securities and will issue the new securities under the indenture, dated as of May 24, 2001, among Zions Bancorporation, Zions Financial Corp. and Chase Manhattan Bank and Trust Company, National Association, as trustee (the "indenture"). In this prospectus, the terms "old securities" and "new securities" include, in each case, Zions Bancorporation's guarantees of Zions Financial Corp.'s obligations under the old securities and the new securities. Where it is unnecessary to distinguish between old securities and new securities, they are collectively referred to as "securities." Because this section is a summary, it does not describe every aspect of the new securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. For example, in this section we use certain words that have been given special meaning in the indenture. We describe the meaning for only the more important terms.

GENERAL

    The new securities will be general, unsecured obligations of Zions Financial Corp., unconditionally guaranteed to the extent described herein as to the payment of principal and interest by Zions Bancorporation. The new securities will be limited to $200,000,000 aggregate principal amount. Payment of the full principal amount of the new securities will be due on May 15, 2011.

    The new securities will bear interest at the rate of 6.95% per annum from May 24, 2001 through May 14, 2006. After May 14, 2006 and until but excluding the maturity date or earlier redemption date, which we refer to as the "floating rate period," the new securities will bear interest at a rate equal to the then applicable United States dollar one-month LIBOR rate plus 2.86%. Zions Financial Corp. will pay interest semi-annually on May 15 and November 15 of each year, beginning November 15, 2001, until the principal is paid or made available for payment. Interest will be paid to the person in whose name the new security is registered at the close of business on the preceding May 1 or November 1, as the case may be. Interest payable for the period from May 24, 2001 to November 14, 2001 will be calculated on a pro rata basis using a 30-day month and a 360-day year.

    During the floating rate period, the interest rate per annum for the new securities will be reset monthly on the first day of each interest reset period (as defined below) and will be equal to LIBOR (as defined below) plus 2.86%, as determined by the calculation agent. Goldman, Sachs & Co. will initially act as calculation agent. During the floating rate period, the amount of interest for each day the new securities are outstanding, which we refer to as the "daily interest amount," will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the principal amount of the new securities. The amount of interest to be paid on the new securities for each interest period will be calculated by adding the daily interest amounts for each day in the interest period.

    Except as described below for the first interest period, on each interest payment date, Zions Financial Corp. will pay interest for the period commencing on and including the immediately preceding interest payment date and ending on and including the next day preceding that interest payment date. We refer to this period as an "interest period." The first interest period will begin on and include May 24, 2001 and end on and include November 14, 2001.

    In the event that an interest payment date is not a business day, Zions Financial Corp. will pay interest on the next day that is a business day, with the same force and effect as if made on the interest payment date, and without any interest or other payment with respect to the delay; provided, however, if such interest payment date occurs during the floating rate period and such next business day is in a different month, then Zions Financial Corp. will pay interest on the

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
business day immediately preceding that interest payment date. If the date of maturity or earlier redemption date falls on a day that is not a business day, the payment of principal and interest, if any, will be made on the next succeeding business day and no interest shall accrue for the period from and after such date of maturity or earlier redemption date. For purposes of this prospectus, a business day is a day other than a Saturday, a Sunday or any other day on which banking institutions in Salt Lake City, Utah, or New York, New York, are authorized or required by law or executive order to remain closed.

    "LIBOR," with respect to an interest reset period, shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a one-month period beginning on the second London banking day (as defined below) after the determination date (as defined below) that appears on Telerate
Page 3750 (as defined below) as of 11:00 A.M., London time, on the determination date. If Telerate Page 3750 does not include this rate or is unavailable on the determination date, the calculation agent will request the principal London office of each of four major banks in the London interbank market, as selected by the calculation agent, to provide that bank's offered quotation (expressed as a percentage per annum) as of approximately 11:00 A.M., London time, on the determination date to prime banks in the London interbank market for deposits in a representative amount (as defined below) in United States dollars for a one-month period beginning on the second London banking day after the determination date. If at least two offered quotations are so provided, LIBOR for the interest reset period will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, the calculation agent will request each of three major banks in New York City, as selected by the calculation agent, to provide that bank's rate (expressed as a percentage per annum), as of approximately 11:00 A.M., New York City time, on the determination date for loans in a representative amount in United States dollars to leading European banks for a one-month period beginning on the second London banking day after the determination date. If at least two rates are so provided, LIBOR for the interest reset period will be the arithmetic mean of those rates. If fewer than two rates are so provided, then LIBOR for the interest reset period will be LIBOR in effect with respect to the immediately preceding interest reset period or, in the case of the first Interest Reset Period, 6.95% per annum.

    "Determination date" with respect to an interest reset period will be the second London banking day preceding the first day of the interest reset period.

    "Interest reset period" shall mean each period, during the floating rate period, commencing on and including the fifteenth day of the month and ending on and including the fourteenth day of the next succeeding month. The first interest reset period shall commence on and include May 15, 2006 and end on and include June 14, 2006.

    "London banking day" is any day in which dealings in the United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

    "Representative amount" means a principal amount that is representative for a single transaction in the relevant market at the relevant time.

    "Telerate Page 3750" means the display designated as "Page 3750" on the Bridge Telerate Service (or such other page as may replace Page 3750 on that service).

    All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

    The interest rate on the new securities will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to securities in which $2,500,000 or more has been invested.

    The calculation agent will, upon the request of the holder of any security, provide the interest rate then in effect. All calculations of the calculation agent, in the absence of manifest error, shall be conclusive for all purposes and binding on us and holders of the securities. We may appoint a successor calculation agent with the written consent of the trustee, which consent shall not be unreasonably withheld.

REDEMPTION

    The securities are not redeemable prior to May 15, 2006. The securities will be redeemable in whole or in part at the option of Zions Financial Corp. on or after May 15, 2006 at a redemption price equal to 100% of the principal amount of the securities being redeemed plus accrued but unpaid interest to the date of redemption. Pursuant to the terms of the indenture, notice of redemption will be mailed to the holders of the securities to be redeemed not less than 30 days nor more than 60 days prior to the redemption date.

    No sinking fund is provided for in the securities, which means that the indenture does not require us to redeem or retire the securities periodically.

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

    The new securities will be issued:

    - only in fully registered form,

    - without interest coupons, and

    - in denominations of $1,000 and multiples thereof.

    The new securities will be evidenced by a global security which will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. ("Cede"), as nominee of DTC. Except as set forth below, record ownership of the global security may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    The global security will not be registered in the name of any person, or exchanged for securities that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

    - DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global security, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary;

    - we order in our sole discretion that the global security will be transferable, registrable and exchangeable; or

    - an Event of Default with respect to the new securities represented by the global security has occurred and is continuing.

    In those circumstances, DTC will determine in whose names any securities issued in exchange for the global security will be registered.

    DTC or its nominee will be considered the sole owner and holder of the global security for all purposes, and as a result:

    - you cannot get new security registered in your name if they are represented by the global security;

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
    - you cannot receive certificated (physical) securities in exchange for your beneficial interest in the global security;

    - you will not be considered to be the owner or holder of the global security or any new security it represents for any purpose; and

    - all payments on the global security will be made to DTC or its nominee.

    The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global security to these types of purchasers.

    Only institutions (such as a securities broker or dealer) that have accounts with the DTC or its nominee (called "participants") and persons that may hold beneficial interests through participants can own a beneficial interest in the global security. The only place where the ownership of beneficial interests in the global security will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

    Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global security usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

    We will make cash payments of interest on and principal of the global security to Cede, the nominee for DTC, as the registered owner of the global security. We will make these payments by wire transfer of immediately available funds on each payment date.

    We have been informed that, with respect to any cash payment of interest on or principal of the global security, DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the new securities represented by the global security as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in new securities represented by the global security held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in "street name."

    We also understand that neither DTC nor Cede will consent or vote with respect to the new securities. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the new securities are credited on the record date identified in a listing attached to the omnibus proxy.

    Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global security to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

    DTC has advised us that it will take any action permitted to be taken by a holder of new securities only at the direction of one or more participants to whose account with DTC interests in the global security are credited and only in respect of such portion of the principal amount of the new securities represented by the global security as to which such participant has, or participants have, given such direction.

    DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the state of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global security. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global security, including for payments made on the global security, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

MERGERS AND SALES OF ASSETS BY ZIONS BANCORPORATION OR ZIONS FINANCIAL CORP.

    Neither Zions Bancorporation nor Zions Financial Corp. may consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, and neither may permit any person to consolidate with or merge into it or convey, transfer or lease such person's properties and assets substantially as an entirety to it, unless each of the following requirements is met:

    - the person formed by the consolidation or into or with which Zions Bancorporation or Zions Financial Corp. merges or the person to which Zions Bancorporation's or Zions Financial Corp.'s properties and assets are conveyed, transferred or leased, is a corporation (in the case of Zions Bancorporation) or a corporation, limited liability company, partnership or trust (in the case of Zions Financial Corp.), in each case organized and existing under the laws of the United States, any state or the District of Columbia and, if other than Zions Financial Corp., with respect to a transaction involving Zions Financial Corp., shall expressly assume the due and punctual payment of the principal of and interest on the securities and the performance of Zions Financial Corp.'s other covenants under the indenture and, if other than Zions Bancorporation, with respect to a transaction involving Zions Bancorporation, shall expressly assume the guarantees and the performance of Zions Bancorporation's other covenants under the indenture;

    - immediately after giving effect to that transaction, no default or event of default (both as defined below), and no event which, after notice or lapse of time or both, would become an default or event of default, shall have occurred and be continuing;

    - an officer's certificate and legal opinion relating to these conditions is delivered to the trustee; and

    - if the transaction involves Zions Financial Corp., Zions Bancorporation delivers to the trustee an officer's certificate and legal opinion stating that the guarantees remain in full force and effect.

    Upon any consolidation, merger or conveyance, transfer or lease of the properties and assets of Zions Bancorporation or Zions Financial Corp. substantially as an entirety to any person in accordance with the above, the person formed by such consolidation or into or with which Zions Bancorporation or Zions Financial Corp., as the case may be, is merged or to which such conveyance, transfer or lease is made shall succeed to and be substituted for and may exercise every right and power of Zions Bancorporation or Zions Financial Corp., as the case may be, under the indenture, and thereafter, except in the case of a lease to another person, Zions Bancorporation or Zions Financial Corp., as the case may be, shall be relieved of all obligations and covenants under the indenture.

EVENTS OF DEFAULT AND DEFAULTS

    Under the indenture, certain events of bankruptcy, insolvency or reorganization with respect to Zions, Bancorporation, ZFNB or CB&T are defined as events of default.

    Under the indenture, the following are defined as defaults:

    - failure to pay principal of or any premium on any security when due;

    - failure to pay any interest on any security when due and that default continues for 30 days;

    - failure to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding securities; and

    - any event of default.

    If a default occurs, the trustee can demand payment of amounts then due and payable and, in its discretion, proceed to enforce any covenant and other rights of the holders of the securities. Upon a default, the trustee may not act to accelerate the maturity of the securities.

    Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

    If an event of default occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding securities may accelerate the maturity of all securities. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding securities may, under circumstances set forth in the indenture, rescind the acceleration if Zions Bancorporation or Zions Financial Corp. has deposited monies on account of certain overdue amounts with the trustee.

    Before you may take any action to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy, each of the following must occur:

    - you must have given the trustee written notice of a continuing event of default or defaults;

    - the holders of at least 25% of the aggregate principal amount of all outstanding securities must make a written request of the trustee to take action because of the default and must have offered reasonable indemnification to the trustee against the cost, liabilities and expenses of taking such action; and

    - the trustee must not have taken action for 60 days after receipt of such notice and offer of indemnification.

    These limitations do not apply to a suit for the enforcement of payment of the principal of or any premium or interest on a security on or after the due dates for such payments.

    We will furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in performance.

SUBORDINATION OF THE GUARANTEES

    The guarantees of the securities are subordinated in right of payment to the prior payment in full of all of Zions Bancorporation's senior debt. This means that, in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of Zions Bancorporation's senior debt will be entitled to receive payment in full of all amounts that are due or will become due on their debt securities before the holders of the securities will be entitled to receive any amounts on the guarantees. These circumstances include when we make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of Zions Bancorporation.

    Further, in certain circumstances including any insolvency, liquidation, dissolution, winding up or reorganization or assignment for the benefit of creditors of Zions Bancorporation, any creditors in respect of general obligations (as defined below) will be entitled to receive payment in full of all amounts due or to become due on or in respect of such general obligations after payment in full to the holders of Zions Bancorporation's senior debt, before any amount is made available for payment or distribution to the holders of the securities in respect of the guarantees. However, upon the occurrence of a termination event (as defined below), such subordination to the creditors in respect of general obligations will become null and void and have no further effect.

    These subordination provisions mean that if Zions Bancorporation is insolvent, a direct holder of Zions Bancorporation's senior debt may ultimately receive out of Zions Bancorporation's assets more than a direct holder of the same amount of securities pursuant to the guarantees, and a creditor of Zions Bancorporation's that is owed a specific amount may ultimately receive more than a direct holder of the same amount of securities pursuant to the guarantees.

    In addition, the guarantees will be "structurally subordinated" to all indebtedness and other liabilities, including trade payables and lease obligations, of Zions Bancorporation's subsidiaries. This occurs because any right of Zions Bancorporation to receive any assets of its subsidiaries upon their liquidation or reorganization, and thus the right of the holders of the securities on which the guarantees will be endorsed to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors.

    The indenture does not limit our ability to incur senior debt or general obligations or the ability of our subsidiaries to incur any other indebtedness.

    "Senior debt" means the principal of, and any premium and interest on, all of Zions Bancorporation's indebtedness, including indebtedness of others that Zions Bancorporation guarantees, whether such indebtedness exists now or is created, incurred or assumed by us after the date of this prospectus, that is for money Zions Bancorporation borrows. Senior debt also includes any deferrals, renewals and extensions of any indebtedness that itself was senior debt. Senior debt does not include any indebtedness that expressly states in the instrument creating or evidencing it that it is to be junior or PARI PASSU in right of payment to the guarantees. Senior debt does not include $50.0 million, as of March 31, 2001, of Zions Bancorporation's outstanding 8 5/8% Subordinated Notes due October 15, 2002 which rank PARI PASSU with the guarantees by Zions Bancorporation of the securities. As of March 31, 2001, the aggregate amount of Zions Bancorporation's outstanding senior debt and general obligations was approximately $358 million and the aggregate amount of debt and other liabilities of Zions Bancorporation's subsidiaries was approximately
$20.8 billion.

    "General obligations" means all obligations of Zions Bancorporation to make payment on account of claims of general creditors, other than:

    - obligations on account of senior debt; and

    - obligations on account of the guarantees and indebtedness for money borrowed ranking PARI PASSU with or junior to the guarantees;

provided, however, that if the Board of Governors of the Federal Reserve System (or other Federal banking supervisor that shall at the time of determination be Zions Bancorporation's primary Federal banking supervisor) shall promulgate any rule or issue any interpretation defining or describing the term "general creditor" or "general creditors" or "senior indebtedness" for purposes of its criteria for the inclusion of subordinated debt of a bank holding company in capital, or otherwise defining or describing the obligations to which subordinated debt of a bank holding company must be subordinated to be included in capital, to include any obligations not included in the definition of "senior debt," the term "general obligations" shall mean such obligations as defined or described in the first such rule or interpretation, other than obligations described in bullet points above.

    "Termination event" means the promulgation of any rule or regulation or the issuance of any interpretation of the Board of Governors of the Federal Reserve System (or other Federal banking supervisor that shall at the time of determination be Zions Bancorporation's primary Federal banking supervisor) that:

    - defines or describes the terms "general creditor" or "general creditors" or "senior indebtedness" for purposes of its criteria for the inclusion of subordinated debt of a bank holding company in capital, or otherwise defines or describes the obligations to which subordinated debt of a bank holding company must be subordinated for the debt to be included in capital, to include no obligations other than those covered by the definition of "senior debt" without regard to any other obligations of Zions Bancorporation;

    - permits Zions Bancorporation to include the guarantees in its capital if they were subordinated in right of payment to the senior debt without regard to any other obligations of Zions Bancorporation;

    - otherwise eliminates the requirement that subordinated debt of a bank holding company and its subsidiaries must be subordinated in right of payment to the claims of its general creditors in order to be included in capital; or

    - causes the guarantees to be excluded from capital notwithstanding the provisions of the indenture,

or any event that results in Zions Bancorporation not being subject to capital requirements under the rules, regulations or interpretations of the Board of Governors of the Federal Reserve System (or other Federal banking supervisor).

MODIFICATION AND WAIVER

    Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the securities. Other modifications and amendments of the indenture may be made with the consent of the holders of 66 2/3% in principal amount of the outstanding securities. However, a modification or amendment requires the consent of the holder of each outstanding security affected if it would:

    - change the stated maturity of the principal or interest of a security;

    - reduce the principal amounts of, any premium or interest on, any security;

    - change the place or currency of payment on a security;

    - impair the right to institute suit for the enforcement of any payment on any security;

    - reduce the percentage of holders whose consent is needed to modify or amend the indenture;

    - reduce the percentage of holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

    - modify the terms of the guarantees or the provisions with respect to subordination of the guarantees in a manner adverse to the holders of the securities; or

    - modify the provisions dealing with modification and waiver of the indenture.

    The holders of a majority in principal amount of the outstanding securities must consent to waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding securities may waive any past default, except a default in the payment of principal or interest, and defaults in respect of a covenant or provision which cannot be modified or amended without the consent of each holder of each outstanding security affected.

    The securities will not be considered outstanding if money for their payment or redemption has been deposited or set aside in trust for the holders.

    We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to take any action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders, such action may be taken only by persons who are holders of outstanding securities on the record date and must be taken within 180 days following the record date or such other period as we may specify (or as the trustee may specify, if it set the record date). This period may be shortened or lengthened (but not beyond 180 days) from time to time.

NOTICES

    We will give notice to holders of the securities by mail to the addresses of the holders as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

REPLACEMENT OF SECURITIES

    We will replace, at the expense of the holders, securities that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated securities or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed security, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the security before a replacement security will be issued.

THE TRUSTEE

    The trustee for the holders of both the old securities issued and the new securities to be issued under the indenture will be Chase Manhattan Bank and Trust Company, National Association. If an event of default shall occur, and shall not be cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his or her own affairs in the exercise of its powers. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holders of securities, unless they shall have offered to the trustee reasonable security or indemnity.

                         DESCRIPTION OF OLD SECURITIES

    The terms of the old securities are identical in all material respects to the new securities, except that (i) the old securities have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (ii) the new securities will not provide for any increase in the interest rate thereon as a result of our failure to fulfill certain registration obligations. The old securities provide that, in the event that the exchange offer is not consummated within 45 days after the date of effectiveness of the registration statement in which this prospectus is included, or, in certain limited circumstances, in the event a shelf registration statement (the "shelf registration statement") with respect to the resale of the old securities is not declared effective within 150 days from the date on which the obligation to file such shelf registration statement arises, then special interest will accrue (in addition to the interest rate on the old securities) for the period from the occurrence of such event until the earlier of such time as the exchange offer is consummated or any required shelf registration statement is effective. During the time that the special interest is accruing continuously, the rate of such special interest shall be 0.25% per annum during the first 90-day period and shall increase by 0.25% per annum for each subsequent 90-day period, but in no event shall such rate exceed 1.0% per annum. The new securities are not, and upon consummation of the exchange offer the old securities will not be, entitled to any such special interest. Accordingly, holders of old securities should review the information set forth under "RISK FACTORS" and "DESCRIPTION OF NEW SECURITIES."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The exchange of an old security for a new security should not be a taxable event for United States federal income tax purposes. Accordingly, a holder should not recognize gain or loss for United States federal income tax purposes on an exchange of an old security for a new security and such holder's holding period for a new security will include the holding period for the old security so exchanged.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new securities for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers during the period referred to below in connection with resales of new securities received in exchange for old securities if such old securities were acquired by such broker-dealers for their own accounts as a result of marketing-making activities or other trading activities. We have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers in connection with resales of such new securities for a period ending 180 days after the expiration date of the exchange offer, or, if earlier, when all such new securities have been disposed of by such broker-dealers.

    We will not receive any proceeds from the issuance of new securities in the exchange offer or from any sale of new securities by broker-dealers. New securities received by broker-dealers for their own accounts may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account in connection with the exchange offer and any broker or dealer that participates in a distribution of such new securities may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new securities may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                           VALIDITY OF NEW SECURITIES

    The validity of the new securities offered hereby will be passed upon for us by Sullivan & Cromwell, Los Angeles, California and certain matters of Utah law relating to the validity of the new securities will be passed upon for us by Callister, Nebeker & McCullough, a Professional Corporation, Salt Lake City, Utah.

                                    EXPERTS

    The consolidated financial statements of Zions Bancorporation and subsidiaries appearing in Zions Bancorporation's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated balance sheet as of December 31, 1999, and the related consolidated statements of income, cash flows and changes in shareholders' equity and comprehensive income for each of the years in the two-year period then ended, of Zions Bancorporation and subsidiaries appearing in Zions Bancorporation's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by KPMG LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated balance sheet and related statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             ZIONS FINANCIAL CORP.

                              ZIONS BANCORPORATION

    All tendered old securities, executed letters of transmittal and other related documents should be directed to the exchange agent. Request for assistance and for additional copies of the prospectus, the letter of transmittal and other related documents should also be directed to the exchange agent.

                 The exchange agent for the exchange offer is:

                    CHASE MANHATTAN BANK AND TRUST COMPANY,
                              NATIONAL ASSOCIATION

                                 BY FACSIMILE:
                                 (214) 468-6494
                   Attention: Mr. Frank Ivins [Confidential]

                             CONFIRM BY TELEPHONE:
                                 (214) 468-6464

       BY REGISTERED OR CERTIFIED MAIL, BY HAND OR BY OVERNIGHT COURIER:
                    Chase Manhattan Bank and Trust Company,
                              National Association
                          c/o The Chase Manhattan Bank
                            Corporate Trust Services
                   Attention: Mr. Frank Ivins [Confidential]
                          2001 Bryan Street, 9th Floor
                              Dallas, Texas 75202

                PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Utah Revised Business Corporation Act provides for indemnification of directors and officers as follows:

    SECTION 16-10A-902 AUTHORITY TO INDEMNIFY DIRECTORS. (1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if: (a) his conduct was in good faith; and (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b). (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section. (4) A corporation may not indemnify a director under this section: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.
(5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

    SECTION 16-10A-903 MANDATORY INDEMNIFICATION OF DIRECTORS. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

    SECTION 16-10A-907 INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND AGENTS. Unless a corporation's articles of incorporation provide otherwise:
(1) an officer of the corporation is entitled to mandatory indemnification under
Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;
(2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and
(3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

    SECTION 16-10A-908 INSURANCE. A corporation may purchase and maintain liability insurance on behalf of person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify him against the same liability under Sections 16-10a-902, 16- 10a-903, or 16-10a-907. Insurance may be procured from any insurance company designated by the board of directors, whether the insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

    SECTION 16-10A-909 LIMITATIONS ON INDEMNIFICATION OF DIRECTORS. (1) A provision treating a corporation's indemnification of, or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract (except an insurance policy) or otherwise, is valid only if and to the extent the provision is not inconsistent with this part. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation. (2) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

    Article XVIII of Zions Bancorporation's Restated Articles of Incorporation provides as follows:

    No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (3) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation for acts or omissions occurring prior to the effective date of such repeal or modification.

    The relevant portions of Section 145 of the Delaware General Corporation Law provide as follows:

    (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

    (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnity such person against such liability under this section.

    Article Ninth of Zions Financial Corp.'s Certificate of Incorporation provides as follows:

    A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article Ninth shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

    Section 6.4 of Zions Financial Corp.'s Bylaws provides as follows:

    The corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of the corporation or serves or served at the request of the corporation any other enterprise as a director, officer or employee. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation. The rights provided to any person by this by-law shall be enforceable against the corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director, officer or employee as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of this by-law, the term "corporation" shall include any predecessor of the corporation and any constituent corporation (including any constituent of a constituent) absorbed by the corporation in a consolidation or merger; the term "other enterprise" shall include any corporation, partnership, joint venture, trust or employee benefit plan; service "at the request of the corporation" shall include service as a director, officer or employee of the corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the corporation.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    See Exhibit Index on page II-6.

ITEM 22.  UNDERTAKINGS.

    (a) Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a registrant pursuant to the foregoing provisions, or otherwise, each of the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, Zions Bancorporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on July 13, 2001.

                                                       ZIONS BANCORPORATION

                                                       By:            /s/ W. DAVID HEMINGWAY
                                                            -----------------------------------------
                                                                        W. David Hemingway
                                                                   EXECUTIVE VICE PRESIDENT AND
                                                                 INTERIM CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harris H. Simmons, Roy W. Simmons and W. David Hemingway and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   CAPACITY                          DATE
                  ---------                                   --------                          ----
            /s/ HARRIS H. SIMMONS              President, Chief Executive Officer and          July 13, 2001
    ------------------------------------         Director
              Harris H. Simmons

           /s/ W. DAVID HEMINGWAY              Executive Vice President and Interim            July 13, 2001
    ------------------------------------         Chief Financial Officer
             W. David Hemingway

             /s/ NOLAN X. BELLON               Senior Vice President and Controller            July 13, 2001
    ------------------------------------
               Nolan X. Bellon

             /s/ ROY W. SIMMONS                Chairman and Director                           July 13, 2001
    ------------------------------------
               Roy W. Simmons

                  SIGNATURE                                   CAPACITY                          DATE
                  ---------                                   --------                          ----
             /s/ JERRY C. ATKIN                Director                                        July 13, 2001
    ------------------------------------
               Jerry C. Atkin

            /s/ GRANT R. CALDWELL              Director                                        July 13, 2001
    ------------------------------------
              Grant R. Caldwell

                /s/ R.D. CASH                  Director                                        July 13, 2001
    ------------------------------------
                  R.D. Cash

            /s/ RICHARD H. MADSEN              Director                                        July 13, 2001
    ------------------------------------
              Richard H. Madsen

             /s/ ROGER B. PORTER               Director                                        July 13, 2001
    ------------------------------------
               Roger B. Porter

              /s/ L.E. SIMMONS                 Director                                        July 13, 2001
    ------------------------------------
                L.E. Simmons

             /s/ SHELLEY THOMAS                Director                                        July 13, 2001
    ------------------------------------
               Shelley Thomas

               /s/ I.J. WAGNER                 Director                                        July 13, 2001
    ------------------------------------
                 I.J. Wagner

    Pursuant to the requirements of the Securities Act, Zions Financial Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on July 13, 2001.

                                                       ZIONS FINANCIAL CORP.

                                                       By:            /s/ W. DAVID HEMINGWAY
                                                            -----------------------------------------
                                                                        W. David Hemingway
                                                                   VICE PRESIDENT AND DIRECTOR

                                 EXHIBIT INDEX

     EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
         3.1            Certificate of Incorporation of Zions Financial Corp., dated
                        May 21, 2001.

         3.2            Bylaws of Zions Financial Corp., dated May 21, 2001.

         3.3            Restated Articles of Incorporation of Zions Bancorporation,
                        dated November 8, 1993, incorporated by reference to
                        Exhibit 3.1 of Form S-4 filed on November 22, 1993.

         3.4            Articles of Amendment to Restated Articles of Incorporation
                        of Zions Bancorporation, dated April 30, 1997, incorporated by reference to Exhibit 3.1 of Form 10-Q for the quarter
                        ended June 30, 1997.

         3.5            Articles of Amendment to Restated Articles of Incorporation
                        of Zions Bancorporation, dated April 24, 1998, incorporation by reference to Exhibit 3 of Form 10-Q for the quarter ended
                        June 30, 1998.

         3.6            Articles of Amendment to Restated Articles of Incorporation
                        of Zions Bancorporation, dated April 25, 2001.

         3.7            Restated Bylaws of Zions Bancorporation, dated January 19,
                        2001, incorporated by reference to Exhibit 3.4 of Form S-4 filed on February 5, 2001.

         4.1            Indenture, dated as of May 24, 2001, by and among Zions
                        Financial Corp., Zions Bancorporation and Chase Manhattan
                        Bank and Trust Company, National Association.

         4.2            Exchange and Registration Rights Agreement, dated as of
                        May 24, 2001, by and among Zions Financial Corp., Zions
                        Bancorporation and Goldman, Sachs & Co.

         5.1* Opinion of Sullivan & Cromwell as to the legality of the securities being registered.

         5.2*           Opinion of Callister, Nebeker & McCullough, a Professional
                        Corporation, as to the legality of the securities being registered.

        12              Computation of Consolidated Ratios of Earnings to Fixed
                        Charges (included on page 17 of the prospectus which forms part of this registration statement).

        23.1            Consent of Ernst & Young LLP, independent auditors for Zions
                        Financial Corp. and Zions Bancorporation.

        23.2            Consent of KPMG LLP, former independent auditors for Zions
                        Bancorporation.

        23.3*           Consent of Sullivan & Cromwell (included in Exhibit 5.1).

        23.4*           Consent of Callister, Nebeker & McCullough, a Professional
                        Corporation (included in Exhibit 5.2).

        24              Powers of Attorney (included on pages II-4 and II-5 of this registration statement).

        25 Form T-1 Statement of Eligibility of Chase Manhattan Bank and Trust Company, National Association, to act as trustee under the indenture.

        99.1*           Form of letter of transmittal.

        99.2*           Form of notice of guaranteed delivery.

        99.3*           Form of letter to brokers, dealers, commercial banks, issuer companies and other nominees.

        99.4* Form of letter from brokers, dealers, commercial banks, issuer companies and other nominees to their clients.

------------------------

*   To be filed by amendment.